Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANKS, INC.

and

SUNSHINE BANCORP, INC.

Dated as of August 12, 2017

i

ii

Exhibit A – Form of Voting Agreement

Exhibit B – Form of Plan of Merger

Exhibit C – Form of Bank Plan of Merger and Merger Agreement

Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit E – Form of Claims Letter

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of August 12, 2017, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Sunshine Bancorp, Inc., a Maryland corporation (“Sunshine” and, together with CenterState, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Sunshine will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of Sunshine and Savings Bank (as defined herein), have entered into voting agreements (each a “Voting Agreement” and collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the Sunshine Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), and the Maryland General Corporation Law (the “MGCL”) at the Effective Time, Sunshine shall merge with and into CenterState pursuant to this Agreement and the Plan of Merger, substantially in the form attached hereto as Exhibit B and made a part hereof (the “Plan of Merger”). CenterState shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Sunshine shall cease.

Section 1.02. Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03. Bank Merger. Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Sunshine Bank, a federal stock savings bank and a direct wholly owned subsidiary of Sunshine (“Savings Bank”), shall be merged (the “Bank Merger”) with and into CenterState Bank, N.A., a national banking association and a direct wholly owned subsidiary of CenterState (“CenterState Bank”), in accordance with the provisions of applicable federal banking laws and regulations, and CenterState Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations, and the boards of directors of the Parties shall cause the board of directors of CenterState Bank and Savings Bank, respectively, to approve a separate plan of merger and merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and Sunshine shall also approve the Bank Plan of Merger in their capacities as sole shareholders of CenterState Bank and Savings Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger unless such abandonment would cause a material delay in the receipt of the Regulatory Approvals, but if the Bank Merger is abandoned for any reason, Savings Bank shall continue to operate as a wholly owned subsidiary of CenterState under its name.

Section 1.04. Directors and Officers. The current directors and officers of CenterState shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.

Section 1.05. Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger under applicable Law. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the Plan of Merger, that shall be filed with the Department of State of the State of Florida, as provided in the FBCA, on the Closing Date, and with the Maryland State Department of Assessments and Taxation, as provided in the MGCL. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof or such later date as the Parties may agree.

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and time which shall be at or immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of CenterState, or such other place as the Parties may mutually agree. At or prior to the Closing, there shall be delivered by CenterState and Sunshine the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.06. Additional Actions. If, at any time after the Effective Time, CenterState shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Sunshine and its Subsidiary and their respective officers and directors shall be deemed to have granted to CenterState and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of CenterState and its Subsidiaries, as applicable, are authorized in the name of Sunshine and its Subsidiaries or otherwise to take any and all such action.

Section 1.07. Reservation of Right to Revise Structure. CenterState may at any time and without the approval of Sunshine change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to (x) Holders as Merger Consideration or (y) holders of Sunshine Stock Options, each as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger or adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the Code, or (iv) require submission to or approval of Sunshine’s shareholders after this Agreement has been approved by Sunshine’s shareholders. In the event that CenterState elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of Sunshine:

(a) Each share of CenterState Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Sunshine Common Stock owned directly by CenterState, Sunshine or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time, and each share of Sunshine Common Stock that is remitted to Sunshine prior to the Effective Time for purposes of repayment of the ESOP loan balance as contemplated by Section 5.11(i) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Sunshine Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(b)), shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive 0.89 shares of CenterState Common Stock (the “Merger Consideration”), and cash in lieu of fractional shares as specified in Section 2.04.

Section 2.02. Stock-Based Awards.

(a) Each valid option to purchase shares of Sunshine Common Stock (each, a “Sunshine Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Merger Consideration (the “Option Exchange Ratio”) by that number of shares of Sunshine Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Sunshine Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. Except with respect to the adjustment described in the preceding sentence, each Sunshine Stock Option shall remain in effect in accordance with its terms, including with respect to vesting and termination.

(b) Sunshine shall take all requisite action so that, as of the Effective Time, all Sunshine Stock Options and any other Rights, contingent or accrued, to acquire or receive Sunshine Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Sunshine Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Sunshine Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, terminated and cancelled as of the Effective Time.

(c) At the Effective Time, each share of restricted stock outstanding immediately prior thereto (each “Sunshine Restricted Stock”) shall vest in full and the restrictions thereon shall lapse, and shall be treated as issued and outstanding shares of Sunshine Common Stock for the purposes of this Agreement, including but not limited to Section 2.01.

(d) Prior to the Effective Time, the board of directors of Sunshine (or, if appropriate, any committee thereof administering the Sunshine Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.02.

Section 2.03. Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Sunshine Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Sunshine Common Stock, the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock in accordance with this Article II. At the Effective Time, holders of Sunshine Common Stock shall cease to be, and shall have no rights as, shareholders of Sunshine, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock as provided under this Article II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Sunshine of shares of Sunshine Common Stock.

Section 2.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CenterState Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState Common Stock to which such holder would otherwise be entitled by the CenterState Average Stock Price.

Section 2.05. Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06. Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Sunshine has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, in a form satisfactory to CenterState and Sunshine, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07. Deposit of Merger Consideration.

(a) Prior to the Effective Time, CenterState shall (i) deposit, or shall cause to be deposited, with the Exchange Agent, CenterState Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate CenterState Common Stock portion of the Merger Consideration (excluding any fractional share consideration) (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to promptly pay such Merger Consideration and cash in lieu of fractional shares upon receipt of a properly completed Letter of Transmittal in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Sunshine for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CenterState. Any shareholders of Sunshine who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to CenterState for the Merger Consideration deliverable in respect of each share of Sunshine Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Sunshine Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CenterState Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CenterState (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. CenterState and the Exchange Agent shall be entitled to rely upon the stock transfer books of Sunshine to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Sunshine Common Stock represented by any Certificate or Book-Entry Share, CenterState and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08. Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of Sunshine Common Stock represented by such Holder’s Certificates or Book-Entry Shares. The Exchange Agent and CenterState, as the case may be, shall not be obligated to deliver cash and/or shares of CenterState Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Sunshine Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by CenterState or the Exchange Agent.

(b) All shares of CenterState Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CenterState in respect of the CenterState Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CenterState Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CenterState Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of CenterState Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CenterState Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CenterState Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) CenterState (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CenterState is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CenterState or the Exchange Agent, as applicable.

Section 2.09. Anti-Dilution Provisions. If the number of shares of CenterState Common Stock or Sunshine Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased as a result of a stock split, stock combination, stock dividend, recapitalization or similar transaction, with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUNSHINE

Section 3.01. Making of Representations and Warranties. Except as disclosed in the disclosure schedule delivered by Sunshine to CenterState concurrently herewith (the “Sunshine Disclosure Schedule”); Sunshine hereby represents and warrants to CenterState that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. “Knowledge” or “knowledge” as to Sunshine and any other phrase of similar import means, with respect to any matter in question relating to Sunshine, of those individuals set forth on Sunshine Disclosure Schedule 3.01(a). Sunshine has made a good faith effort to ensure that the disclosure on each schedule of the Sunshine Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Sunshine Disclosure Schedule, any item disclosed on any schedule therein or publicly filed with the SEC is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement.

Section 3.02. Organization, Standing and Authority.

(a) Sunshine is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company within the meaning of the Home Owners’ Loan Act, as amended. Sunshine has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sunshine is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Sunshine. Sunshine Disclosure Schedule 3.02(a) sets forth a complete and accurate list of all such jurisdictions. True and complete copies of the Articles of Incorporation of Sunshine (the “Sunshine Articles”) and the By-Laws of Sunshine (the “Sunshine Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Sunshine to CenterState.

(b) Savings Bank is Sunshine’s sole Subsidiary (“Sunshine Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Sunshine and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of the Sunshine Subsidiary to pay dividends or distributions except for restrictions on dividends or distributions generally applicable to all federally chartered savings institutions. The deposit accounts of the Sunshine Subsidiary are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, as amended) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Sunshine’s knowledge, threatened. There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Sunshine other than Sunshine Subsidiary.

Section 3.03. Capitalization.

(a) The authorized capital stock of Sunshine consists of 50,000,000 shares of Sunshine Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, no shares of capital stock or other voting securities of Sunshine are issued, reserved for issuance or outstanding, other than (i) 8,026,508 shares of Sunshine Common Stock issued and outstanding, and (ii) 713,210 shares of Sunshine Common Stock reserved for issuance upon the exercise of outstanding Sunshine Stock Options. Sunshine has 81,674 shares of outstanding Sunshine restricted stock awards, all of which are included in the Sunshine Common Stock issued and outstanding shares in Section 3.03(a)(i). All of the issued and outstanding shares of Sunshine Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Sunshine may vote are issued or outstanding. There are no contractual obligations of Sunshine or its Subsidiary pursuant to which Sunshine or its Subsidiary could be required to register shares of capital stock or other securities of Sunshine or its Subsidiary under the Securities Act. Except as set forth in Sunshine Disclosure Schedule Section 3.03(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Sunshine are issued or outstanding. Other than the Sunshine Equity Awards issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Sunshine to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of Sunshine Common Stock or any other equity interests of Sunshine.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Sunshine or the Sunshine Subsidiary has a contractual or other obligation with respect to the voting or transfer of the Sunshine Common Stock or other equity interests of Sunshine.

(c) Sunshine Disclosure Schedule Section 3.03(c) sets forth a true, correct and complete list of all Sunshine Equity Awards outstanding as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder of such Sunshine Equity Award, (ii) the number of shares subject to each such Sunshine Equity Award, (iii) the grant date of each such Sunshine Equity Award, (iv) the Sunshine Stock Plan under which such Sunshine Equity Award was granted, (v) the exercise price for each such Sunshine Equity Award that is a Sunshine Stock Option, (vi) the expiration date of each such Sunshine Equity Award that is a Sunshine Stock Option, and (vii) the terms of each Sunshine Equity Award that is a Sunshine restricted stock award. Other than the Sunshine Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Sunshine or its Subsidiary) are outstanding.

(d) Sunshine owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of the Sunshine Subsidiary, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Sunshine Subsidiary, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Sunshine Subsidiary has no or is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04. Authority; No Violation.

(a) Sunshine has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Sunshine. The Board of Directors of Sunshine has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sunshine and has directed that this Agreement and the transactions contemplated hereby be submitted to Sunshine’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the majority of the outstanding shares of Sunshine Common Stock (the “Requisite Sunshine Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Savings Bank and Sunshine as its sole shareholder, no other corporate proceedings on the part of Sunshine are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sunshine and (assuming due authorization, execution and delivery by CenterState) constitutes a valid and binding obligation of Sunshine, enforceable against Sunshine in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Sunshine nor the consummation by Sunshine of the transactions contemplated hereby, nor compliance by Sunshine with any of the terms or provisions hereof, will (i) violate any provision of Sunshine Articles or Sunshine Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.05 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sunshine or Sunshine Subsidiary or any of their respective properties or assets, including but not limited to, 12 C.F.R. 239.63(f), or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sunshine or Sunshine Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sunshine or Sunshine Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Sunshine.

Section 3.05. Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Home Owners’ Loan Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Sunshine’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement-Prospectus”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by CenterState in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (d) the filing of the Certificates/Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Maryland State Department of Assessments and Taxation pursuant to the MGCL to the extent required, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and the approval of the listing of such CenterState Common Stock on NASDAQ (the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (A) the execution and delivery by Sunshine of this Agreement or (B) the consummation by Sunshine of the Merger and the other transactions contemplated hereby (including the consummation by Savings Bank of the Bank Merger). As of the date hereof, Sunshine is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 3.06. Reports.

(a) Sunshine and its Subsidiary have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, and (v) the OCC (each a “Regulatory Agency” and collectively, the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Sunshine or its Subsidiary, as the case may be. Except for examinations of Sunshine and its Subsidiary conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sunshine, investigation into the business or operations of Sunshine or its Subsidiary since January 1, 2015, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine or its Subsidiary. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sunshine its Subsidiary, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Sunshine or its Subsidiary pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2015 (the “Sunshine SEC Reports”) is publicly available. No such Sunshine SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Sunshine SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Sunshine has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Sunshine SEC Reports.

Section 3.07. Financial Statements.

(a) The financial statements of Sunshine and its Subsidiary included (or incorporated by reference) in Sunshine SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Sunshine and its Subsidiary, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Sunshine and its Subsidiary for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Sunshine and its Subsidiary have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Hacker Johnson & Smith, PA has not resigned (or informed Sunshine that it intends to resign) or been dismissed as independent public accountants of Sunshine as a result of or in connection with any disagreements with Sunshine on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine, neither Sunshine nor its Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except, (i) with respect to Sunshine and its Subsidiary, for those liabilities that are reflected or reserved against on the consolidated balance sheet of Sunshine included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (including any notes thereto), (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2017, or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Sunshine and its Subsidiary are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sunshine or its Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine. Sunshine (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Sunshine, including its Subsidiary, is made known to the chief executive officer and the chief financial officer of Sunshine by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Sunshine’s outside auditors and the audit committee of the Sunshine Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sunshine’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Sunshine, any fraud, whether or not material, that involves management or other employees who have a significant role in Sunshine’s internal controls over financial reporting (copies of such items in subsections (x) and (y) have previously been made available by Sunshine to CenterState). To the knowledge of Sunshine, there is no reason to believe that Sunshine’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2015, (i) neither Sunshine nor its Subsidiary, nor, to the knowledge of Sunshine, any director, executive officer, auditor, accountant or representative of Sunshine or its Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Sunshine, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sunshine or its Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Sunshine or its Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sunshine or its Subsidiary, whether or not employed by Sunshine or its Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sunshine or any of its officers, directors, employees or agents to the Board of Directors of Sunshine or any committee thereof or to the knowledge of Sunshine, to any director or officer of Sunshine.

Section 3.08. Absence of Certain Changes or Events.

(a) Since December 31, 2016, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine.

(b) Since December 31, 2016, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Sunshine and its Subsidiary have carried on their respective businesses in all material respects in the ordinary course.

Section 3.09. Legal Proceedings.

(a) Neither Sunshine nor its Subsidiary is a party to any, and there are no pending or, to Sunshine’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sunshine or its Subsidiary or, to Sunshine’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine or the Sunshine Subsidiary, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Sunshine, its Subsidiary or the assets of Sunshine or its Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

Section 3.10. Taxes and Tax Returns.

(a) Each of Sunshine and its Subsidiary has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Sunshine nor its Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Sunshine and its Subsidiary that are due have been fully and timely paid. Each of Sunshine and its Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Sunshine nor its Subsidiary has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Sunshine and its Subsidiary for all years up to and including December 31, 2012 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against Sunshine or its Subsidiary. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Sunshine and its Subsidiary or the assets of Sunshine and its Subsidiary. In the last six (6) years, neither Sunshine nor its Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that Sunshine or its Subsidiary was required to file any Tax Return that was not filed. Sunshine has made available to CenterState true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Sunshine or its Subsidiary. Neither Sunshine nor its Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sunshine and its Subsidiary). Neither Sunshine nor its

Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sunshine) or (ii) has any liability for the Taxes of any person (other than Sunshine or its Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Sunshine nor its Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Sunshine nor its Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Sunshine been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Sunshine nor its Subsidiary will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date, in the case of (A), (C), (D) and (E), outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11. Employees and Employee Benefit Plans.

(a) Sunshine Disclosure Schedule Section 3.11(a) sets forth a true and complete list of all Sunshine Benefit Plans. For purposes of this Agreement, “Sunshine Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Sunshine or its Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of Sunshine or its Subsidiary.

(b) Sunshine has heretofore made available to CenterState true and complete copies of (i) each Sunshine Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Sunshine Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter or IRS advisory opinion letter, if any, relating to such Sunshine Benefit Plan, (D) the most recently prepared actuarial report for each Sunshine Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Sunshine Benefit Plan.

(c) Each Sunshine Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Sunshine nor its Subsidiary has, within the prior three (3) years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Sunshine Benefit Plan, and neither Sunshine nor its Subsidiary has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Sunshine Disclosure Schedule Section 3.11(d) identifies each Sunshine Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Sunshine Qualified Plans”). The IRS has issued a favorable determination or advisory opinion letter with respect to each Sunshine Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Sunshine, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Sunshine Qualified Plan or the related trust. No trust funding any Sunshine Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Neither Sunshine nor any ERISA Affiliate maintains a Sunshine Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA. No Controlled Group Liability with respect to an employee benefit plan that is not a Sunshine Benefit Plan has been incurred by Sunshine or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Sunshine, no condition exists that presents a material risk to Sunshine or its ERISA Affiliates of incurring any such liability. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(f) None of Sunshine, its Subsidiary or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Sunshine, its Subsidiary or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as provided in Sunshine Disclosure Schedule Section 3.11(g), neither Sunshine nor its Subsidiary sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(h) All contributions required to be made to any Sunshine Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Sunshine Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sunshine, as applicable, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Sunshine and its Subsidiary.

(i) Except as would not, either individually or in the aggregate reasonably be expected to result in a material liability to Sunshine or its Subsidiary, there are no pending or, to Sunshine’s knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to Sunshine’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Sunshine Benefit Plans, any fiduciaries thereof with respect to their duties to the Sunshine Benefit Plans or the assets of any of the trusts under any of the Sunshine Benefit Plans.

(j) None of Sunshine, its Subsidiary or any of their respective ERISA Affiliates has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Sunshine Benefit Plans or their related trusts, Sunshine, its Subsidiary or any of their respective ERISA Affiliates to any material unpaid tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as provided in Sunshine Disclosure Schedule Section 3.11(k), the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause Sunshine or its Subsidiary to transfer or set aside any assets to fund any benefits under any Sunshine Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Sunshine or its Subsidiary. Without limiting the generality of the foregoing, except as provided in Section 3.11(k) of the Sunshine Disclosure Schedule, no amount paid or payable (whether in cash, in property or in the form of benefits) by Sunshine or its Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Except as provided in Sunshine Disclosure Schedule Section 3.11(l), no Sunshine Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m) There are no pending or, to Sunshine’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Sunshine or its Subsidiary, or any strikes or other material labor disputes against Sunshine or its Subsidiary. Neither Sunshine nor its Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Sunshine or its Subsidiary and, to Sunshine’s knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of Sunshine or its Subsidiary.

(n) The Sunshine ESOP grants to its participants full voting rights as to all shares of Sunshine Common Stock held by the Sunshine ESOP on behalf of such participants and that have been allocated to their accounts.

Section 3.12. Compliance with Applicable Law.

(a) Sunshine and its Subsidiary hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Sunshine, and to the knowledge of Sunshine, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Sunshine and its Subsidiary have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity applicable to Sunshine or its Subsidiary, including (to the extent applicable to Sunshine or its Subsidiary), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money-laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Sunshine, neither Sunshine nor its Subsidiary, or to the knowledge of Sunshine, any director, officer, employee, agent or other person acting on behalf of Sunshine or its Subsidiary has, directly or indirectly, (i) used any funds of Sunshine or its Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sunshine or its Subsidiary, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Sunshine or its Subsidiary, (v) made any fraudulent entry on the books or records of Sunshine or its Subsidiary, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sunshine or its Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sunshine or its Subsidiary, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.13. Certain Contracts.

(a) Sunshine Disclosure Schedule Section 3.13(a) lists, as of the date hereof, all contract, arrangement, commitment or understanding (whether written or oral), other than any Sunshine Benefit Plan, entered into by Sunshine or its Subsidiary or by which Sunshine or its Subsidiary may be bound: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Sunshine or its Subsidiary or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or its Subsidiary to engage in any line of business that is material to Sunshine and its Subsidiary, taken as a whole; (iii) with or to a labor union or guild (including any collective bargaining agreement); or (iv) which includes any bonus, stock options, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (v) which, upon the consummation of the transactions contemplated by this Agreement (with alone or upon the occurrence of any additional acts or events) will result in any payment (whether change of control, severance pay or otherwise) becoming due from Sunshine, the Surviving Entity or any of their respective Subsidiary to any officer, employee or director; (vi) the benefits of which will be increased or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement; or (vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sunshine or its Subsidiary, taken as a whole. Section 3.13(a) of the Sunshine Disclosure Schedule also lists Sunshine contracts: (i) related to the borrowing by Sunshine or its Subsidiary of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ii) relating to the lease of personal property having a value in excess of $50,000 in the aggregate; (iii) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (iv) which relates to capital expenditures and involves future payments in excess of $100,000 in the aggregate; or (v) which is not terminable on sixty (60) days or less notice and involves the payment of more than $100,000 per annum. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in Sunshine Disclosure Schedule, is referred to herein as a “Sunshine Contract,” and neither Sunshine nor its Subsidiary knows of, or has received written, or to Sunshine’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to have a Material Adverse Effect on Sunshine. Sunshine has made available to CenterState complete and correct copies of all Sunshine Contracts identified on Sunshine Disclosure Schedule 3.13(a).

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine: (i) each Sunshine Contract is valid and binding on Sunshine or its Subsidiary, as applicable, and in full force and effect, (ii) Sunshine and its Subsidiary have performed all obligations required to be performed by it prior to the date hereof under each Sunshine Contract, (iii) to Sunshine’s knowledge, each third-party counterparty to each Sunshine Contract has performed all obligations required to be performed by it to date under such Sunshine Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Sunshine or its Subsidiary under any such Sunshine Contract.

(c) Sunshine Disclosure Schedule 3.13(c) sets forth a true and complete list of all Sunshine Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Sunshine of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 3.14. Agreements with Regulatory Agencies. Neither Sunshine nor its Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Sunshine Disclosure Schedule, a “Sunshine Regulatory Agreement”), nor has Sunshine or its Subsidiary been advised in writing or, to Sunshine’s knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sunshine Regulatory Agreement.

Section 3.15. Risk Management Instruments. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Sunshine, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Sunshine, its Subsidiary or for the account of a customer of Sunshine or its Subsidiary (the “Sunshine Risk Management Instruments” ), were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sunshine or its Subsidiary enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions) and are in full force and effect. Sunshine and its Subsidiary have duly performed in all material respects all of their material obligations under the Sunshine Risk Management Instruments to the extent that such obligations to perform have accrued, and, to Sunshine’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party under Sunshine Risk Management Instruments.

Section 3.16. Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Sunshine, Sunshine and its Subsidiary are in compliance, and at all times since January 1, 2015 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Sunshine, investigations of any Governmental Entity or other person pending, or, to the knowledge of Sunshine, threatened against Sunshine of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Sunshine or its Subsidiary of any liability or obligation arising under any Environmental Law, pending or threatened against Sunshine, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine. To the knowledge of Sunshine, there is no reasonable basis for any such proceeding, claim, action or investigation. Sunshine is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine.

Section 3.17. Investment Securities and Commodities.

(a) Each of Sunshine and its Subsidiary has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in Sunshine SEC Reports or (ii) to the extent that such securities or commodities are pledged in the ordinary course of business to secure obligations of Sunshine or its Subsidiary. Such securities and commodities are listed in Sunshine Disclosure Schedule 3.17(a) and are valued on the books of Sunshine in accordance with GAAP in all material respects.

(b) Sunshine and its Subsidiary employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Sunshine believes are prudent and reasonable in the context of their respective businesses, and Sunshine and its Subsidiary have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

Section 3.18. Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Sunshine, Sunshine or its Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Sunshine SEC Reports as being owned by Sunshine or its Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Sunshine Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Sunshine SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Sunshine Leased Properties” and, collectively with the Sunshine Owned Properties, the “Sunshine Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sunshine’s knowledge, the lessor. There are no pending or, to the knowledge of Sunshine, threatened condemnation proceedings against Sunshine Real Property. Sunshine Disclosure Schedule 3.18 contains a complete and accurate list of each Sunshine Real Property, including lease commencement and termination dates and any notices required prior to consummation of the transactions contemplated by this Agreement.

Section 3.19. Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Sunshine: (i) Sunshine and its Subsidiary owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by Sunshine and its Subsidiary does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to Sunshine in writing that Sunshine or its Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Sunshine, no person is challenging, infringing on or otherwise violating any right of Sunshine or its Subsidiary with respect to any Intellectual Property owned by Sunshine or its Subsidiary; (iv) neither Sunshine nor its Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Sunshine or its Subsidiary; (v) to the knowledge of Sunshine, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Sunshine and its Subsidiary; and (vi) Sunshine and its Subsidiary have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by Sunshine and its Subsidiary. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof. A true and complete listing of all Intellectual Property owned by Sunshine or its Subsidiary is contained in Sunshine Disclosure Schedule 3.19.

Section 3.20. Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sunshine or its Subsidiary, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Sunshine or its Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Sunshine Common Stock (or any of such person’s immediate family members or affiliates) (other than the Subsidiary of Sunshine) on the other hand, of the type required to be reported in any Sunshine SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.21. Reorganization. Sunshine has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 3.23. Broker’s Fees. Neither Sunshine nor its Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Hovde Group, LLC, pursuant to letter agreements, true and complete copies of which have been previously provided to CenterState and which provide for payment of the amounts set forth on the Sunshine Disclosure Schedule 3.23.

Section 3.24. Opinion. Prior to the execution of this Agreement, Sunshine has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Hovde Group, LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Sunshine Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.25. Sunshine Information. The information relating to Sunshine and its Subsidiary that is provided by Sunshine or its representatives specifically for inclusion in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to holders of Sunshine Common Stock or at the time of the Sunshine Meeting (as defined in Section 6.3), (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Sunshine incorporated by reference in the Proxy Statement-Prospectus, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Sunshine and its Subsidiary will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Sunshine with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of CenterState or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the S-4.

Section 3.26. Loan Portfolio.

(a) As of the date hereof, except as set forth in Sunshine Disclosure Schedule Section 3.26(a), neither Sunshine nor its Subsidiary is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Sunshine or any Subsidiary of Sunshine is a creditor which as of June 30, 2017, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of June 30, 2017, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Sunshine or its Subsidiary (as such terms are defined in 12 C.F.R. Part 215). Sunshine Disclosure Schedule Section 3.26(a) also sets forth a true, correct and complete list of all of the Loans of Sunshine and its Subsidiary that, as of June 30, 2017 had an outstanding balance of $500,000 or more and were either classified by Sunshine (A) as of June 30, 2017 as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (B) on or after January 1, 2015 as “Loss,” in all cases together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2017.

(b) Sunshine Disclosure Schedule 3.26(b) identifies each asset of Sunshine or its Subsidiary that as of June 30, 2017, was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement, as well as any assets classified as OREO since June 30, 2017 and any sales of OREO between June 30, 2017 and the date of this Agreement, reflecting any gain or loss with respect to any OREO sold;

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine, each outstanding Loan of Sunshine and its Subsidiary (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Sunshine and its Subsidiary as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Sunshine, each outstanding Loan of Sunshine and its Subsidiary (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Sunshine and its Subsidiary (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e) None of the agreements pursuant to which Sunshine or its Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) There are no outstanding Loans made by Sunshine or its Subsidiary to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Sunshine or its Subsidiary, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g) Neither Sunshine nor its Subsidiary is now nor has it ever been since December 31, 2014, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to Sunshine’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by Sunshine or its Subsidiary subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

Section 3.27. Insurance.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Sunshine: (a) Sunshine and its Subsidiary are insured with reputable insurers against such risks and in such amounts as the management of Sunshine reasonably has determined to be prudent and consistent with industry practice, and neither Sunshine nor its Subsidiary has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sunshine and its Subsidiary, Sunshine or its Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Sunshine Disclosure Schedule 3.27(a) identifies all of the insurance policies currently maintained by Sunshine and its Subsidiary, including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000 (“Insurance Policies”).

(b) Sunshine Disclosure Schedule 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Sunshine or its Subsidiary, including the value of such BOLI as of the end of the month prior to the date hereof. The value of the BOLI is and has been fairly and accurately reflected in Sunshine’s financial statements in accordance with GAAP. All BOLI is owned solely by Savings Bank and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Sunshine’s BOLI. Neither Sunshine nor its Subsidiary has any outstanding borrowings secured in whole or in part by its BOLI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Section 4.01. Making of Representations and Warranties.

Except as disclosed in the disclosure schedule delivered by CenterState to Sunshine concurrently herewith (the “CenterState Disclosure Schedule”); CenterState hereby represents and warrants to Sunshine that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. “Knowledge” or “knowledge” as to CenterState and any other phrase of similar import means, with respect to any matter in question relating to CenterState, of those individuals set forth on CenterState Disclosure Schedule 4.01(a). CenterState has made a good faith effort to ensure that the disclosure on each schedule of the CenterState Disclosure Schedule corresponds to the section referenced herein.

However, for purposes of the CenterState Disclosure Schedule, any item disclosed on any schedule therein or publicly filed with the SEC is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement.

Section 4.02. Organization, Standing and Authority.

(a) CenterState is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as financial holding company under the BHC Act. CenterState has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CenterState is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState. True and complete copies of CenterState Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, have previously been made available by CenterState to Sunshine.

(b) Each Subsidiary of CenterState (a “CenterState Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of CenterState to pay dividends or distributions except under applicable state law or, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of CenterState Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to CenterState’s knowledge, threatened.

Section 4.03. Capitalization.

(a) The authorized capital stock of CenterState consists of (a) 100,000,000 shares of CenterState Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 60,030,792 shares of CenterState Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the date hereof, no shares of CenterState Common Stock are held in treasury, and 60,027,792 shares of CenterState Common Stock are reserved for issuance upon the exercise of outstanding CenterState Stock Options. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of CenterState Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CenterState’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CenterState may vote are issued or outstanding. Except as set forth in Section 4.03(a) of the CenterState Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of

CenterState are issued or outstanding. Other than equity awards granted under a CenterState stock plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CenterState to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of CenterState Common Stock or any other equity interests of CenterState.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CenterState or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the CenterState Common Stock or other equity interests of CenterState.

(c) CenterState owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of CenterState Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CenterState Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.04. Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of CenterState. The Board of Directors of CenterState has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CenterState and its shareholders. Except for the adoption of the Bank Merger Agreement by the board of directors of CenterState Bank and CenterState as its sole shareholder, no other corporate proceedings on the part of CenterState are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by Sunshine) constitutes a valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by CenterState, nor the consummation by CenterState of the transactions contemplated hereby, nor compliance by CenterState with any of the terms or provisions hereof, will (i) violate any provision of the CenterState Articles of Incorporation or Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.05 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on CenterState.

Section 4.05. Consents and Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Home Owners’ Loan Act and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices; (c) the filing with the SEC of the Proxy Statement-Prospectus and the S-4 in which the Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the S-4; (d) the filing of the Certificates/Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Maryland State Department of Assessments and Taxation pursuant to the MGCL to the extent required; and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and the approval of the listing of such CenterState Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (A) the execution and delivery by CenterState of this Agreement or (B) the consummation by CenterState of the Merger and the other transactions contemplated hereby (including the consummation by CenterState Bank of the Bank Merger). As of the date hereof, CenterState is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.06. Reports.

(a) CenterState and each of its Subsidiaries have timely filed (or furnished, as applicable), all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2015 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on CenterState and its Subsidiaries. Except for examinations of CenterState and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CenterState, investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2015, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CenterState or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

Section 4.07. Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CenterState and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe Horwath LLP has not resigned (or informed CenterState that it intends to resign) or been dismissed as independent public accountants of CenterState as a result of or in connection with any disagreements with CenterState on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of CenterState included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (including any notes thereto), (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2017, or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState. CenterState (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CenterState, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CenterState’s outside auditors and the audit committee of CenterState’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect

CenterState’s ability to record, process, summarize and report financial information, and (y) to the knowledge of CenterState, any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls over financial reporting. To the knowledge of CenterState, there is no reason to believe that CenterState’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2015, (i) neither CenterState nor any of its Subsidiaries, nor, to the knowledge of CenterState, any director, executive officer, auditor, accountant or representative of CenterState or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of CenterState, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CenterState or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CenterState or any of its officers, directors, employees or agents to the Board of Directors of CenterState or any committee thereof or to the knowledge of CenterState, to any director or officer of CenterState.

Section 4.08. Taxes.

(a) Each of CenterState and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CenterState nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of CenterState and its Subsidiaries that are due have been fully and timely paid. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against CenterState or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CenterState and its Subsidiaries or the assets of CenterState and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of CenterState or any of its Subsidiaries. Neither CenterState nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

Section 4.09. Absence of Certain Changes or Events.

(a) Since December 31, 2016, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2016, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, CenterState and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.10. Legal Proceedings.

(a) Neither CenterState nor any of its Subsidiaries is a party to any, and there are no pending or, to CenterState’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CenterState or any of its Subsidiaries or, to CenterState’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState or any CenterState Subsidiary, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants or agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CenterState, any of its Subsidiaries or the assets of CenterState or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

Section 4.11. Compliance with Applicable Law. CenterState and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState, and to the knowledge of CenterState, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened. CenterState and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity applicable to CenterState or any of its Subsidiaries, including (to the extent applicable to CenterState or its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, none of CenterState or its Subsidiaries, or to the knowledge of CenterState, any director, executive officer, employee, agent or other person acting on behalf of CenterState or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CenterState or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CenterState or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CenterState or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CenterState or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CenterState or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CenterState or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.12. Agreements with Regulatory Agencies. Neither CenterState nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CenterState Disclosure Schedule, a “CenterState Regulatory Agreement”), nor has CenterState or any of its Subsidiaries been advised in writing or, to CenterState’s knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CenterState Regulatory Agreement.

Section 4.13. Reorganization. CenterState has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14. Broker’s Fees. Neither CenterState nor any CenterState Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, except that CenterState has engaged and will pay a fee or commission to Keefe, Bruyette & Woods, Inc.

Section 4.15. CenterState Information. The information relating to CenterState and its Subsidiaries that is provided by CenterState or its representatives specifically for inclusion in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to holders of Sunshine Common Stock or at the time of the Sunshine Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of CenterState incorporated by reference in the Proxy Statement-Prospectus, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to CenterState and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by CenterState with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Sunshine or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the S-4.

Section 4.16. Financing. CenterState has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

Section 4.17. Contracts. Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which CenterState or any of its Subsidiaries is a party or by which CenterState or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by CenterState, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “CenterState Contract”). Each CenterState Contract is valid and binding on CenterState or its Subsidiaries and is in full force and effect.

Section 4.18. Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are in compliance, and at all times since January 1, 2015 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to Environmental Laws.

Section 4.19. Loan Portfolio. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each outstanding Loan of CenterState and its Subsidiaries (including Loans held for resale to investors) was originated, and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CenterState and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

Section 4.20. Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState: CenterState and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CenterState reasonably has determined to be prudent and consistent with industry practice, and neither CenterState nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy.

Section 4.21. Opinion. Prior to the execution of this Agreement, CenterState has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be issued and paid by CenterState in the Merger is fair, from a financial point of view, to CenterState. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

ARTICLE V

COVENANTS

Section 5.01. Covenants of Sunshine. Sunshine will use commercially reasonable efforts to (i) carry on its business, including the business of its Subsidiary, only in the Ordinary Course of Business and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws (ii) preserve its business organizations and assets intact, (iii) keep available to itself and CenterState the present services of the current officers and employees of Sunshine and its Subsidiary, (iv) preserve for itself and CenterState the goodwill of its customers, key employees, lessors and others with whom business relationships exist. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.01 of Sunshine’s Disclosure Schedule), (ii) with the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed (provided; however, with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if CenterState shall not have disapproved of Sunshine’s request in writing within two (2) Business Days of receipt of such written request from Sunshine, then such request shall be deemed to be approved by CenterState) or (iii) required by law, Sunshine shall not and shall not permit its Subsidiary to:

(a) Stock. (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of Sunshine Common Stock upon the exercise of Sunshine Stock Options outstanding on the date hereof and included in Sunshine Disclosure Schedule 3.03(c)), any Rights, any new award or grant under the Sunshine Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as set forth in Sunshine Disclosure Schedule 5.01(a), accelerate the vesting of any existing Rights, or (iii) except as set forth in Sunshine Disclosure Schedule 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, repurchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of Sunshine Common Stock from a holder of Sunshine Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to Sunshine Stock Plans or the applicable award agreements).

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from its Subsidiary to Sunshine, consistent with past practice, and (ii) distributions payable to service Sunshine’s outstanding subordinated notes.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Sunshine or its Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Sunshine or its Subsidiary other than as disclosed in Sunshine Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to CenterState and set forth in Sunshine Disclosure Schedule 5.01(c), (iv) incentive or bonus payments either in accordance with past practice or in accordance with the terms of the Savings Bank Executive Incentive Plan and set forth in Sunshine Disclosure Schedule 5.01(c) or (v) severance in accordance with past practice and set forth in Sunshine Disclosure Schedule 5.01(c).

(d) Hiring. Hire any person as an employee of Sunshine or its Subsidiary, except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with CenterState, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Sunshine Disclosure Schedule 5.01(e), (iii) as previously disclosed to CenterState and set forth in Sunshine Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Sunshine Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Sunshine or its Subsidiary.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Sunshine Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than (i) loans in accordance with Regulation O of the Federal Reserve Board (12 CFR Part 215) and consistent with past practice and in the Ordinary Course of Business and (ii) compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except as set forth on Sunshine Disclosure Schedule 5.01(g) or in the Ordinary Course of Business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Sunshine or its Subsidiary.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CenterState pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $100,000 individually, or $250,000 in the aggregate.

(j) Governing Documents. Amend Sunshine’s articles of incorporation or bylaws or any equivalent documents of Sunshine’s Subsidiary.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or at the direction of a Governmental Authority.

(l) Contracts. Except as set forth in Sunshine Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Sunshine Material Contract, Lease or Insurance Policy, or make any material change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Sunshine or its Subsidiary, or enter into any contract that would constitute a Sunshine Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by CenterState.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Sunshine or its Subsidiary is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Sunshine or its Subsidiary of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Sunshine or its Subsidiary or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q) Investment Securities. (i) Acquire (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services of Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the Ordinary Course of Business, nor (ii) change the classification method for any of the Sunshine Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r) Deposits. Make any changes to deposit pricing other than such changes that may be made in the Ordinary Course of Business, consistent with past practice.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Sunshine Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Sunshine or its Subsidiary to such borrower or its Affiliates would be in excess of $150,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) secured loan over $1,500,000, (D) loan that is not made in conformity with Sunshine’s ordinary course lending policies and guidelines in effect as of the date hereof, or (E) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Sunshine or its Subsidiary (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Sunshine or its Subsidiary retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, Sunshine may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew loans rated “watch” for no more than one year, where no additional credit is extended, or grant payment deferrals up to six months and renew loans rated “watch “ or better where no additional credit is extended; and (iii) renew for up to two years any unsecured loan of less than $300,000 where no additional credit is extended. Sunshine shall not effect any collateral release for any loan rated “watch” or lower without the prior approval of CenterState Bank.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Sunshine or its Subsidiary.

(u) Taxes. Except as required by applicable Law or any Governmental Authority, make, in any manner different from Sunshine’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” shall mean affecting or relating to $10,000 or more in Taxes or $25,000 or more of taxable income.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Sunshine or its Subsidiary under any agreement with any Governmental Authority or under any Sunshine Material Contract, Lease or other material agreement or material license to which Sunshine or its Subsidiary is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Sunshine’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(y) Additional Actions. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01

(z) Facilities. Except required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState.

(aa) Restructure. Merge or consolidate itself or its Subsidiary with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or its Subsidiary.

(bb) Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02. Covenants of CenterState.

(a) Affirmative Covenants. From the date hereof until the Effective Time, CenterState will use commercially reasonable efforts to carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, CenterState shall not take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect CenterState’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall cooperate fully with the other Party to that end.

Section 5.04. Shareholder Approval. Following the date that the Registration Statement is declared effective by the SEC, Sunshine shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Sunshine, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Sunshine’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Sunshine Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Sunshine shall use its commercially reasonable efforts to obtain the Requisite Sunshine Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Sunshine Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Sunshine in connection with the Sunshine Meeting are solicited in compliance with the MGCL, the articles of incorporation and bylaws of Sunshine, and all other applicable legal requirements. Except with the prior approval of CenterState, other than the items noted above, no other matters shall be submitted for the approval of Sunshine shareholders at the Sunshine Meeting.

Except to the extent provided otherwise in Section 5.09, the board of directors of Sunshine shall at all times prior to and during the Sunshine Meeting recommend approval of this Agreement by the shareholders of Sunshine and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Sunshine’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Sunshine Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CenterState or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Sunshine Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Sunshine Shareholder Approval, Sunshine will not adjourn or postpone the Sunshine Meeting unless Sunshine is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of Sunshine. Sunshine shall keep CenterState updated with respect to the proxy solicitation results in connection with the Sunshine Meeting as reasonably requested by CenterState.

Section 5.05. Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a) CenterState and Sunshine agree to cooperate in the preparation of the Registration Statement (including the Proxy Statement-Prospectus and all related documents) to be filed by CenterState with the SEC in connection with the issuance of CenterState Common Stock in the transactions contemplated by this Agreement. Sunshine shall use its commercially reasonable efforts to deliver to CenterState such financial statements and related analysis of Sunshine, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Sunshine, as may be required in order to file the Registration Statement, and any other report required to be filed by CenterState with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CenterState to review. Sunshine agrees to cooperate with CenterState and CenterState’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Sunshine’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. CenterState shall, as soon as is practicable, but no later than sixty (60) days after the date hereof, file the Registration Statement with the SEC. Each of CenterState and Sunshine agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. CenterState also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Sunshine, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) CenterState will advise Sunshine, promptly after CenterState receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CenterState Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. CenterState will provide Sunshine and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CenterState will provide Sunshine and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Sunshine Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, CenterState shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Sunshine to mail such amendment or supplement to Sunshine shareholders (if required under applicable Law).

(c) CenterState shall cause the shares of CenterState Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.06. Regulatory Filings; Consents.

(a) Each of CenterState and Sunshine and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall CenterState be required to agree to any prohibition, limitation, or other requirement which would (i) prohibit or materially limit the ownership or operation by Sunshine or its Subsidiary, or by CenterState or any of its Subsidiaries, of all or any material portion of the business or assets of Sunshine or any of its Subsidiaries or CenterState or its Subsidiaries, or (ii) compel CenterState or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Sunshine or its Subsidiary or of CenterState or any of its Subsidiaries or continue any portion of any Sunshine Regulatory Agreement against CenterState after the Merger (together, the “Burdensome Conditions”). CenterState and Sunshine will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or Sunshine to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, other than material filed in connection therewith under a claim of confidentiality. CenterState shall, as soon as is practicable, but no later than thirty (30) days after the date hereof, make all filings with Governmental Authorities. In addition, CenterState and Sunshine shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Sunshine will use its commercially reasonable efforts, and CenterState shall reasonably cooperate with Sunshine at Sunshine’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Sunshine Disclosure Schedule 3.13(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). Sunshine will consult with CenterState and its representatives as often as practicable under the circumstances so as to permit Sunshine and CenterState and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07. Publicity. CenterState and Sunshine shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CenterState shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08. Access; Current Information.

(a) Subject to Section 5.21 hereof, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sunshine agrees to afford CenterState and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Sunshine’s and its Subsidiary’s books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CenterState may reasonably request and Sunshine shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Sunshine’s privacy policy and, during such period, Sunshine shall furnish to CenterState, upon CenterState’s reasonable request, all such other information concerning the business, properties and personnel of Sunshine and its Subsidiary that is substantially similar in scope to the information provided to CenterState in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, Sunshine will furnish to CenterState copies of the board packages distributed to the board of directors of Sunshine or its Subsidiary, and minutes from the meetings thereof and all committees thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of Sunshine or any committee thereof relating to the financial performance, operations, or risk management of Sunshine.

(c) During the period from the date of this Agreement to the Effective Time, each of Sunshine and CenterState will cause one or more of its designated representatives to confer on a regular basis with representatives of the other Party and to report the general status of the ongoing operations of Sunshine and its Subsidiary and CenterState and its Subsidiaries, respectively. Without limiting the foregoing, Sunshine agrees to provide to CenterState (i) a copy of each report filed by Sunshine or its Subsidiary with a Governmental Authority within three (3) Business Days following the filing thereof unless it is a confidential communication with a Governmental Authority and Sunshine is prohibited by Law from sharing such report, (ii) a copy of Sunshine’s monthly loan trial balance within one (1) Business Day of the end of the month, and (iii) a copy of Sunshine’s monthly statement of condition and profit and loss statement within five (5) Business Days of the end of the month and, if requested by CenterState, a copy of Sunshine’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

(d) Upon reasonable advance notice, Sunshine shall permit, and shall cause its Subsidiary to permit, CenterState or an environmental consulting firm selected by CenterState, and at the sole expense of CenterState, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased (to the extent permitted under the lease) or operated by Sunshine or its Subsidiary. CenterState shall indemnify Sunshine and its Subsidiary for all costs and expenses associated with returning the property of Sunshine and its Subsidiary, as applicable, to its previous condition.

(e) No investigation by CenterState or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Sunshine set forth in this Agreement, or the conditions to the respective obligations of CenterState and Sunshine to consummate the transactions contemplated hereby.

(f) Sunshine shall not be required to give CenterState any documents (including under Sections 5.08(a) and (b) herein) that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Sunshine’s board of directors has been advised by counsel that such distribution to CenterState may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Sunshine’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, Sunshine shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09. No Solicitation by Sunshine; Superior Proposals.

(a) Sunshine shall not, and shall cause its Subsidiary and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Sunshine or Sunshine’s Subsidiary (collectively, the “Sunshine Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to Sunshine or its Subsidiary or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Sunshine is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Sunshine Representatives, whether or not such Sunshine Representative is so authorized and whether or not such Sunshine Representative is purporting to act on behalf of Sunshine or otherwise, shall be deemed to be a breach of this Agreement by Sunshine. Sunshine and its Subsidiaries shall, and shall cause each of the Sunshine Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Sunshine or its Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of Sunshine or its Subsidiary; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Sunshine or its Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Sunshine or its Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the Sunshine Meeting, Sunshine may take any of the actions described in Section 5.09(a)(ii) if, but only if, (i) Sunshine has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09; (ii) the board of directors of Sunshine determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Sunshine’s shareholders under applicable Law; (iii) Sunshine has provided CenterState with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Sunshine or its Subsidiary or otherwise relating to an Acquisition Proposal, Sunshine receives from such Person a confidentiality agreement with terms no less favorable to Sunshine than those contained in the confidentiality agreement with CenterState. Sunshine shall promptly provide to CenterState any non-public information regarding Sunshine or its Subsidiary provided to any other Person which was not previously provided to CenterState, such additional information to be provided no later than the date such information is provided to such other party.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Sunshine or its Subsidiary, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Sunshine Common Stock or more than 50% of the assets of Sunshine and its Subsidiary, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Sunshine determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CenterState in response to such Acquisition Proposal as contemplated by Section 5.09(e), such proposal, is more favorable to the shareholders of Sunshine from a financial point of view than the Merger.

(c) Sunshine shall promptly (and in any event within twenty-four (24) hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Sunshine or the Sunshine Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent (i) that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) discussions of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Sunshine agrees that it shall keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 5.09(e), Neither the board of directors of Sunshine nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by this Agreement (including the Merger), the Sunshine Recommendation, fail to reaffirm the Sunshine Recommendation within three (3) Business Days following a request by CenterState, or make any statement, filing or release, in connection with the Sunshine Meeting or otherwise, inconsistent with the Sunshine Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Sunshine Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Sunshine or its Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Sunshine to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d) and subject to compliance with this Section 5.09(e), prior to the approval of the Merger at the Sunshine Meeting, the board of directors of Sunshine may approve or recommend a Superior Proposal to the Sunshine shareholders and withdraw, qualify, amend or modify the Sunshine Recommendation or take any of the other actions otherwise prohibited by Section 5.09(a) (a “Sunshine Subsequent Determination”) after the fifth (5th) Business Day following CenterState’s receipt of a notice (the “Notice of Superior Proposal”) from Sunshine advising CenterState that the board of directors of Sunshine has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the board of directors of Sunshine has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Sunshine’s shareholders under applicable law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CenterState (the “Notice Period”), Sunshine and the board of directors of Sunshine shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Sunshine to proceed with the Sunshine Recommendation without a Sunshine Subsequent Determination; provided, however, that CenterState shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such Notice of Superior Proposal, the board of directors of Sunshine has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Sunshine shall be required to deliver a new Notice of Superior Proposal to CenterState and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Nothing contained in this Section 5.09 or elsewhere in this Agreement shall prohibit Sunshine or the board of directors of Sunshine from complying with Sunshine’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Sunshine Recommendation unless the board of directors of Sunshine reaffirms the Sunshine Recommendation in such disclosure.

Section 5.10. Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of Sunshine and its Subsidiary (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Sunshine or such Subsidiary occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the articles of incorporation or bylaws of Sunshine or similar governing documents of such Subsidiary in effect on the date of this Agreement and to the extent permitted by applicable Maryland Law. CenterState shall pay such expenses to each Indemnified Party to the fullest extent permitted by the provisions of Maryland Law and Sunshine’s articles of incorporation and bylaws.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CenterState upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CenterState under this Section 5.10, unless, and only to the extent that, CenterState is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if CenterState elects not to assume such defense, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CenterState shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (provided that CenterState shall only be obligated to pay the reasonable fees and expenses of one such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Sunshine or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Sunshine; provided that, if CenterState is unable to maintain or obtain the insurance called for by this Section 5.10, CenterState will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of Sunshine or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall CenterState be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by Sunshine for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CenterState shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11. Employees; Benefit Plans.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of Sunshine or its Subsidiary on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with Sunshine and its Subsidiary (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the Sunshine Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan. Neither CenterState nor any of its Subsidiaries shall terminate the existing coverage of any Covered Employee or his or her dependents under any of the Sunshine or Sunshine Subsidiary health plans prior to the time such Covered Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CenterState or any CenterState Subsidiary and their dependents.

(c) Prior to the Effective Time, Sunshine shall take, and shall cause its Subsidiary to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more Sunshine Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Sunshine Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Sunshine Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any Sunshine Benefit Plan into any employee benefit plan maintained by CenterState or a CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires Sunshine to terminate a medical plan having a flexible spending arrangement (“FSA”) under Code Section 125, Sunshine and each of its Subsidiaries may continue its FSA through the Effective Time.

(d) Nothing in this Section 5.11 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, Sunshine and its Subsidiary) to amend or terminate any Sunshine Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, Sunshine and its Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 6.03(h), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) If, within six (6) months after the Effective Time, unless otherwise addressed in an employment agreement entered into with CenterState Bank, any Covered Employee who is terminated by CenterState or its Subsidiaries other than “for cause” (as defined under the policies of CenterState and/or its Subsidiaries) or resigns because he or she was offered a position with a material reduction in rate of base pay or that is outside a 50-mile radius of the current address of his or her primary work location at Sunshine, then CenterState shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with Sunshine or its Subsidiary; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(f) At the Effective Time, all accrued and unused sick time for all employees of Sunshine and its Subsidiary and all accrued and unused vacation time for all employees of Sunshine and its Subsidiary shall be accorded such treatment as set forth in CenterState Disclosure Schedule Section 5.11(f).

(g) Prior to the Effective Time, Sunshine shall, as directed by CenterState, (i) cause the termination of any salary continuation and supplemental executive retirement plans, programs and agreements between Sunshine and/or its Subsidiary and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the supplement executive retirement plans, programs and agreements and pursuant to the change in control provisions applicable under any Sunshine Benefit Plan in accordance with Section 409A of the Code. Sunshine Disclosure Schedule Section 5.11 sets forth all estimated payments to be made by Sunshine pursuant to this Section 5.11(g).

(h) CenterState shall honor the employment agreements, change in control agreements and severance arrangements in effect as set forth in Sunshine Disclosure Schedule 3.11(a), unless superseded or terminated as of the Effective Time, with the written consent of the affected parties.

(i) The Sunshine ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, Sunshine shall direct the Sunshine ESOP trustee(s) to remit to Sunshine a sufficient number of shares of Sunshine Common Stock held by the ESOP’s unallocated suspense account to Sunshine to repay the full outstanding balance of the loan between the Sunshine ESOP and Sunshine (the “Sunshine ESOP Loan”) (and with such Sunshine Common Stock valued on the ESOP Termination Date) and, if after remitting such shares there remains any unpaid amount under the Sunshine ESOP Loan, such unpaid amount, including any unpaid but accrued interest, shall be forgiven by Sunshine at the Effective Time. All remaining shares of Sunshine Common Stock held by the Sunshine ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. Within thirty (30) days following the date of this Agreement, Sunshine shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Sunshine ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Sunshine ESOP upon its termination, the account balances in the Sunshine ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Sunshine shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.11(i).

(j) Sunshine shall establish a retention bonus pool to be paid to certain designated Sunshine employees, with such recipients, amounts of payments and timing of payments to be agreed to in writing by the parties no later than 45 days following the date of this Agreement. The aggregate amount of such retention bonuses payable pursuant to the retention bonus pool shall not exceed $150,000 in the aggregate.

(k) At the Effective Time, CenterState shall assume the obligations of Sunshine under each Sunshine Stock Option outstanding at the Effective Time and, except with respect to the adjustments described Section 2.02(a), each such Sunshine Stock Option shall remain in effect in accordance with its terms including with respect to vesting and termination.

Section 5.12. Notification of Certain Changes. Sunshine and CenterState shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Sunshine will supplement or amend the Sunshine Disclosure Schedules, delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Sunshine Disclosure Schedule or which is necessary to correct any information in such Sunshine Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Sunshine Disclosure Schedule or provision of information relating to the subject matter of any Sunshine Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.03(a) or Section 6.03(b), as the case may be, or compliance by Sunshine with the respective covenants and agreements of such parties set forth herein.

Section 5.13. Transition; Informational Systems Conversion. From and after the date hereof, CenterState and Sunshine shall use their commercially reasonable efforts to facilitate the integration of Sunshine with the business of CenterState following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Sunshine and its Subsidiary (the “Informational Systems Conversion”) to those used by CenterState, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Sunshine and its Subsidiary; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Sunshine and its Subsidiary in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

Section 5.14. No Control of Other Party’s Business. Nothing contained in this Agreement shall give CenterState, directly or indirectly, the right to control or direct the operations of Sunshine or its Subsidiary prior to the Effective Time, and nothing contained in this Agreement shall give Sunshine, directly or indirectly, the right to control or direct the operations of CenterState or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Sunshine and CenterState shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15. Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of Sunshine or the board of directors of CenterState related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Sunshine shall: (i) permit CenterState to review and discuss in advance, and consider in good faith the views of CenterState in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish CenterState’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with CenterState regarding the defense or settlement of any such shareholder litigation, shall give due consideration to CenterState’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Sunshine shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of CenterState (such consent not to be unreasonably withheld) unless the payment of any such damages by Sunshine is reasonably expected by Sunshine, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Sunshine) under Sunshine’s existing director and officer insurance policies, including any tail policy and also does not cause the tail insurance premium contemplated by Section 5.10(d) to exceed the Maximum D&O Tail Premium.

Section 5.16. Director Resignations. Sunshine shall use commercially reasonable efforts to cause to be delivered to CenterState resignations of all the directors of Sunshine and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.17. Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, Sunshine has caused each director of Sunshine and Savings Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.18. Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Sunshine has caused each director of Sunshine and Savings Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.

Section 5.19. Coordination.

(a) Prior to the Effective Time, each of Sunshine and its Subsidiary shall take any action CenterState may reasonably request from time to time to better prepare the parties for the integration of the operations of Sunshine and its Subsidiary with CenterState and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of Sunshine and CenterState shall meet from time to time as CenterState may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Sunshine and its Subsidiary, and Sunshine shall give due consideration to CenterState’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CenterState nor CenterState Bank shall under any circumstance be permitted to exercise control of Sunshine or its Subsidiary prior to the Effective Time. Sunshine shall permit representatives of CenterState Bank to be onsite at Sunshine to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Prior to the Effective Time, Sunshine and its Subsidiary shall take any actions CenterState may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Sunshine Contracts that CenterState may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with CenterState and use commercially reasonable efforts to negotiate specific provisions that may be requested by CenterState in connection with any such amendment, modification or termination.

(c) CenterState and Sunshine shall cooperate (i) to minimize any potential adverse impact to CenterState under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to CenterState and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(d) From and after the date hereof, the parties shall reasonably cooperate with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Sunshine shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to suppliers of Sunshine and its Subsidiaries for the purpose of facilitating the integration of Sunshine and its business into that of CenterState. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), Sunshine shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to customers of Sunshine and its Subsidiary for the purpose of facilitating the integration of Sunshine and its business into that of CenterState. Any interaction between CenterState and Sunshine’s and any of its Subsidiary’s customers and suppliers shall be coordinated by Sunshine. Sunshine shall have the right to participate in any discussions between CenterState and Sunshine’s customers and suppliers.

(e) CenterState and Sunshine agree to take all action necessary and appropriate to cause Savings Bank to merge with CenterState Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20. Transactional Expenses. Sunshine has provided in Sunshine Disclosure Schedule 5.20 a reasonable good faith estimate of costs and fees that Sunshine and its Subsidiary expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Sunshine Expenses”). Sunshine shall use its commercially reasonable efforts to cause the aggregate amount of all Sunshine Expenses to not exceed the total expenses disclosed in Sunshine Disclosure Schedule 5.20. Sunshine shall promptly notify CenterState if or when it determines that it expects to materially exceed its estimate for Sunshine Expenses. Notwithstanding anything to the contrary in this Section 5.20, Sunshine shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Sunshine Disclosure Schedule 3.23.

Section 5.21. Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of CenterState and Sunshine, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information so obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of July 17, 2017 between CenterState and Sunshine.

Section 5.22. Tax Matters. The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement and until the Effective Time, each of CenterState and Sunshine shall use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Sunshine Shareholder Approval at the Sunshine Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon CenterState or any of its Subsidiaries that CenterState reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer of CenterState Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions Relating to the Merger. CenterState and Sunshine, respectively, shall have received opinions from Hacker, Johnson, Smith PA and Luse Gorman, PC, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CenterState and Sunshine, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Hacker, Johnson, Smith PA and Luse Gorman, PC may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CenterState and Sunshine, in form and substance reasonably acceptable to such counsel.

(f) Listing of CenterState Common Stock. The shares of CenterState Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

(g) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered.

Section 6.02. Conditions to Obligations of Sunshine. The obligations of Sunshine to consummate the Merger also are subject to the fulfillment or written waiver by Sunshine prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of CenterState (other than in Sections 4.03, 4.09 and 4.15) set forth in this Agreement or in any certificate or agreement delivered by CenterState pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState; provided, however, that the representations and warranties in Section 4.03 (Capitalization), Section 4.09 (Absence of Certain Changes or Events), and Section 4.15 (CenterState Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. Sunshine shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer and the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CenterState, and Sunshine shall have received a certificate, dated the Closing Date, signed on behalf of CenterState by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CenterState or CenterState Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03. Conditions to Obligations of CenterState. The obligations of CenterState to consummate the Merger also are subject to the fulfillment or written waiver by CenterState prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Sunshine (other than in Sections 3.03, 3.08 and 3.25) set forth in this Agreement or in any certificate or agreement delivered by Sunshine pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sunshine; provided, however, that (i) the representations and warranties in Section 3.03 (Capitalization), Section 3.08 (Absence of Certain Changes or Events) and Section 3.25 (Sunshine Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. CenterState shall have received a certificate signed on behalf of Sunshine by the Chief Executive Officer and the Chief Financial Officer of Sunshine to the foregoing effect.

(b) Performance of Obligations of Sunshine. Sunshine shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Sunshine and CenterState shall have received a certificate, dated the Closing Date, signed on behalf of Sunshine by Sunshine’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c) Other Actions. The board of directors of Sunshine shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdrawal or modify), in a manner adverse to CenterState, the Sunshine Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Sunshine or the Sunshine Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or agreement relating to any Acquisition Proposal. Sunshine shall have furnished CenterState with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as CenterState may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Sunshine or its Subsidiary being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(e) Consents and Approvals. Sunshine has received, in form and substance satisfactory to Sunshine and CenterState, all material consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Sunshine or the Sunshine Subsidiary is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Sunshine or the Sunshine Subsidiary.

Section 6.04. Frustration of Closing Conditions. Neither CenterState nor Sunshine may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of CenterState and Sunshine if the board of directors of CenterState and the board of directors of Sunshine each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By CenterState or Sunshine, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By CenterState (provided, in the case of CenterState, that it shall not be in breach of any of its obligations under Section 5.05), or by Sunshine (provided, that in the case of Sunshine, that it shall not be in breach of any of its obligations under Sections 5.04 and 5.09), if the Requisite Sunshine Shareholder Approval at the Sunshine Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either CenterState or Sunshine (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 6.02(a) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(a) (in the case of a breach of a representation or warranty by Sunshine).

(e) Breach of Covenants. By either CenterState or Sunshine (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 6.02(b) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(b) (in the case of a breach of a representation or warranty by Sunshine).

(f) Delay. By either CenterState or Sunshine if the Merger shall not have been consummated on or before May 31, 2018 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of CenterState’s termination rights under Section 7.01(e), by CenterState if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of Sunshine (A) withdraws, qualifies, amends, modifies or withholds the Sunshine Recommendation, or makes any statement, filing or release, in connection with the Sunshine Meeting or otherwise, inconsistent with the Sunshine Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Sunshine Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Sunshine Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CenterState, (E) fails to publicly reconfirm the Sunshine Recommendation within three (3) Business Days of being requested to do so by CenterState, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Superior Proposal. By the board of directors of Sunshine if Sunshine has received a Superior Proposal, and in accordance, and subject to compliance, with Section 5.09 of this Agreement, the Sunshine board of directors has made a determination to accept such Superior Proposal.

(i) CenterState Stock Price. By the board of directors of Sunshine, if the board of directors of Sunshine so determines by a vote of the majority of the members of the entire Sunshine Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the CenterState Average Stock Price by the Initial CenterState Market Price (as defined below) (the “CenterState Ratio”) shall be less than 0.85; and

(B) (x) the CenterState Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Sunshine elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to CenterState. During the five-day period commencing with its receipt of such notice, CenterState shall have the option to increase the consideration to be received by the holders of Sunshine Common Stock hereunder, either by adjusting the Merger Consideration, or by providing a cash payment so that the merger consideration or the combination of such cash payment plus the Merger Consideration, equals the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial CenterState Market Price, 0.85 and the Merger Consideration by (B) the CenterState Average Stock Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Merger Consideration by (B) the CenterState Ratio. If CenterState so elects within such five-day period, it shall give prompt written notice to Sunshine of such election and the adjusted Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio may have been so modified).

Section 7.02. Termination Fee; Expenses.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, Sunshine shall pay to CenterState a termination fee equal to $7,068,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by CenterState in the event of any of the following: (i) in the event CenterState terminates this Agreement pursuant to Section 7.01(g) or Sunshine terminates this Agreement pursuant to Section 7.01(h), Sunshine shall pay CenterState the Termination Fee within one (1) Business Day after receipt of CenterState’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Sunshine or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Sunshine and (A) thereafter this Agreement is terminated (x) by either CenterState or Sunshine pursuant to Section 7.01(c) because the Requisite Sunshine Shareholder Approval shall not have been obtained or (y) by CenterState pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, Sunshine enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Sunshine shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CenterState the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(b) Sunshine and CenterState each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CenterState would not enter into this Agreement; accordingly, if Sunshine fails promptly to pay any amounts due under this Section 7.02, Sunshine shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CenterState (including reasonable legal fees and expenses) in connection with such suit.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if Sunshine pays or causes to be paid to CenterState the Termination Fee in accordance with Section 7.02(a), Sunshine (or any successor in interest of Sunshine) will not have any further obligations or liabilities to CenterState with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03. Effect of Termination. Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01. Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Sunshine or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(w).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.27(b).

“Book-Entry Shares” means any non-certificated share held by book entry in Sunshine’s stock transfer book or in street name through a bank, broker or other nominee, which immediately prior to the Effective Time represents an outstanding share of Sunshine Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“CenterState” has the meaning set forth in the preamble to this Agreement.

“CenterState Average Stock Price” means the average closing price of CenterState Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days ending on the Trading Day immediately prior to the Determination Date.” CenterState Bank” has the meaning set forth in Section 1.03.

“CenterState Common Stock” means the common stock, $0.01 par value per share, of CenterState.

“CenterState Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“CenterState Ratio” has the meaning set forth in Section 7.01(i).

“CenterState Regulatory Agreement” has the meaning set forth in Section 4.12.

“CenterState SEC Reports” has the meaning set forth in Section 4.06(b).

“CenterState Subsidiary” has the meaning set forth in Section 4.02(b).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Sunshine Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Control Group Liability” has the meaning set forth in Section 3.11(e).

“Controlled Group Members” means any of Sunshine’s related organizations described in Code Sections 414(b), (c) or (m).

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Requisite Sunshine Shareholder Approval is obtained.

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.04(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by CenterState (which shall be CenterState’s transfer agent), to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in Section 1.01.

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” has the meaning set forth in Section 3.05.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” means the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“FINRA” has the meaning set forth in Section 3.05.

“Florida Courts” has the meaning set forth in Section 9.03(c).

“FRB” means the Board of Governors of the Federal Reserve System.

“FSA” has the meaning set forth in Section 5.11(c).

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of Sunshine Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index Group” means the NASDAQ Bank Index (Symbol: BANK).

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Index Ratio” has the meaning set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial CenterState Market Price” means $23.93.

“Initial Index Price” means $3,569.16.

“Insurance Policies” has the meaning set forth in Section 3.27(a).

“Intellectual Property” has the meaning set forth in Section 3.19.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” means, with respect to Sunshine, the actual knowledge, of the Persons set forth in Sunshine Disclosure Schedule 3.01(a), after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CenterState, the actual knowledge of the Persons set forth in CenterState Disclosure Schedule 4.01(a), after reasonable inquiry under the circumstances.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.26(a).

“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, a Material Adverse Effect for purposes of this definition shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies or savings and loan holding companies generally, (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally, (D) the effects of any action or omission taken by Sunshine with the prior consent of CenterState, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Sunshine or CenterState to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of CenterState Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“MGCL” means the Maryland General Corporation Law.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Multiemployer Plan” has the meaning set forth in Section 3.11(f).

“Multiple Employer Plan” has the meaning set forth in Section 3.11(f).

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Option Exchange Ratio” has the meaning set forth in Section 2.02(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Sunshine and its Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.26(b).

“Party” or “Parties” have the meaning set forth in the preamble.

“PBGC” has the meaning set forth in Section 3.11(e).

“Permitted Encumbrances” has the meaning set forth in Section 3.18.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Merger” shall be the plan of merger to be filed with the Florida Secretary of State in accordance with the FBCA.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of Sunshine relating to the Sunshine Meeting.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CenterState in connection with the issuance of shares of CenterState Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulatory Agencies” has the meaning set forth in Section 3.06(a).

“Regulatory Approval” has the meaning set forth in Section 3.05.

“Requisite Sunshine Shareholder Approval” means the adoption of this Agreement and the Plan of Merger by a vote of the majority of the votes entitled to be cast at the Sunshine Meeting.

“Regulatory Approvals” has the meaning set forth in Section 3.05.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“S-4” has the meaning set forth in Section 3.05.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Savings Bank” has the meaning set forth in Section 1.03.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Sunshine means, unless the context otherwise requires, any current or former Subsidiary of Sunshine.

“Sunshine” has the meaning set forth in the preamble to this Agreement.

“Sunshine Articles” has the meaning set forth in Section 3.02(a).

“Sunshine Benefit Plans” has the meaning set forth in Section 3.11(a).

“Sunshine Bylaws” has the meaning set forth in Section 3.02(a).

“Sunshine Common Stock” means the common stock, $0.01 par value per share, of Sunshine.

“Sunshine Contract” has the meaning set forth in Section 3.13(a).

“Sunshine Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Sunshine Equity Awards” collectively refers to Sunshine Restricted Stock and Sunshine Stock Options.

“Sunshine ESOP” means the Savings Bank Employee Stock Ownership Plan.

“Sunshine ESOP Loan” has the meaning set forth in Section 5.11(i).

“Sunshine Expenses” has the meaning set forth in Section 5.20.

“Sunshine Investment Securities” means the investment securities of Sunshine and its Subsidiaries.

“Sunshine Lease Properties” has the meaning set forth in Section 3.18.

“Sunshine Loan Property” means any real property (including buildings or other structures) in which Sunshine or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role.

“Sunshine Meeting” has the meaning set forth in Section 5.04.

“Sunshine Owned Properties” has the meaning set forth in Section 3.18.

“Sunshine Qualified Plans” has the meaning set forth in Section 3.11(d).

“Sunshine Real Property” has the meaning set forth in Section 3.18.

“Sunshine Recommendation” has the meaning set forth in Section 5.04.

“Sunshine Regulatory Agreement” has the meaning set forth in Section 3.14.

“Sunshine Representatives” has the meaning set forth in Section 5.09(a).

“Sunshine Restricted Stock” has the meaning set forth in Section 2.02(c).

“Sunshine Risk Management Instruments” has the meaning set forth in Section 3.15.

“Sunshine SEC Reports” has the meaning set forth in Section 3.06(b).

“Sunshine Stock Option” has the meaning set forth in Section 2.02(a).

“Sunshine Stock Plans” means all equity plans of Sunshine or any Subsidiary, including Sunshine 2015 Equity Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

“Sunshine Subsequent Determination” has the meaning set forth in Section 5.09(e).

“Sunshine Subsidiary” has the meaning set forth in Section 3.02(b).

“Superior Proposal” has the meaning set forth in Section 5.09(b).

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” has the meaning set forth in Section 3.10(b).

“Tax Returns” has the meaning set forth in Section 3.10(c).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02. Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Sunshine Meeting no amendment shall be made which by Law requires further approval by the shareholders of Sunshine without obtaining such approval.

Section 9.03. Governing Law; Waiver of Right to Trial by Jury; Venue.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

(c) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Florida (the “Florida Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Florida Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Florida Courts, (iii) waives any objection that the Florida Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

Section 9.04. Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05. Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

(a)    if to CenterState, to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, FL 33880

Attn: John C. Corbett

Beth DeSimone

E-mail: jcorbett@centerstatebank.com

     bdesimone@centerstatebank.com

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, FL 32801

Attn: John P. Greeley, Esq.

Email: jpg7300@aol.com

(b)    if to Sunshine, to:

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, FL 33563

Attn: Andrew S. Samuel

E-mail: a.samuel@mysunshinebank.com

with a copy (which shall not constitute notice to Sunshine) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Attn: Eric Luse, Esq.

 Benjamin Azoff, Esq.

E-mail: eluse@luselaw.com

     bazoff@luselaw.com

Section 9.06. Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits and Disclosure Schedules hereto, represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, CenterState and Sunshine hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08. Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09. Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10. Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

SUNSHINE BANCORP, INC.

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 12th day of August, 2017, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder, either in his or her sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, $0.01 par value per share (the “Common Stock”), of Sunshine Bancorp, Inc. (“Company”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which shall exclude: (i) any shares of Common Stock underlying any outstanding equity rights, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms; and (ii), any securities beneficially owned by the undersigned as a trustee or fiduciary where the Shareholder does not have voting power , are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Company will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any

1

Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect and prior to any meeting of shareholders of Company called in connection with the Merger, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights as permitted by the Merger Agreement; (e) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to CenterState; and (f) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

2

(d)	Shareholder is the direct or joint owner of the Shares. Shareholder does not have sole or shared voting or dispositive power over any shares of capital stock of Company other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Company Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall Shareholder in such capacity authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal.

5. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, after notice to Shareholder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such third party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon: (i) termination of the Merger Agreement, or (ii) the consummation of the Merger; provided however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of requisite shareholder approval of Sunshine. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

3

7. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

9. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Company, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Company or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of Company (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.09 of the Merger Agreement.

10. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida Court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida Court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

4

12. Further Assurances. Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

13. Disclosure. To the extent such information is required to be included, Shareholder hereby permits CenterState to publish and disclose in the Proxy Statement-Prospectus and S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

14. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 15).

If to CenterState:	CenterState Banks, Inc.
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to the Shareholder:	At the address of the Shareholder set forth the signature of the Shareholder on the signature page of this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

5

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:
Address:

Total Number of Shares of Common Stock Subject to this Agreement:

6

EXHIBIT B

PLAN OF MERGER

SUNSHINE BANCORP, INC.

with and into

CENTERSTATE BANKS, INC.

Pursuant to this Plan of Merger dated as of August 12, 2017, Sunshine Bancorp, Inc., a Maryland corporation (“Sunshine”), shall be merged with and into CenterState Banks, Inc., a Florida corporation (“CenterState”).

SECTION 1

DEFINITIONS

1.1 Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the States of Florida and Maryland, as determined in accordance with Section 2.2 of this Plan of Merger.

1.2 Merger. “Merger” shall refer to the merger of Sunshine with and into CenterState, as provided in Section 2.1 of this Plan of Merger.

SECTION 2

TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, Sunshine shall be merged with and into CenterState in accordance with the Florida Business Corporation Act and the Maryland General Corporation Law. CenterState shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to exist and to be governed by the laws of the State of Florida under the corporate name “CenterState Banks, Inc.” The Surviving Corporation shall assume all of the liabilities of Sunshine.

2.2 Effective Time. The Merger contemplated by this Plan of Merger shall be effective at the date and time set forth in the Articles of Merger filed with the Secretary of State of Florida and with the Maryland State Department of Assessments and Taxation.

2.3 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The amended and restated bylaws of CenterState in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such amended and restated bylaws.

2.5 Board of Directors. The directors of CenterState shall, from and after the Effective Time, continue as the directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Corporation.

2.6 Officers. The officers of CenterState shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Corporation.

1

SECTION 3

MANNER OF CONVERTING SHARES

Each share of CenterState common stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger

Each share of common stock of Sunshine owned directly by CenterState, Sunshine or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time, and each share of Sunshine common stock that is remitted to Sunshine prior to the Effective Time for purposes of repaying amounts owed by the Sunshine Bank Employee Stock Ownership Plan to Sunshine, shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of common stock of Sunshine issued and outstanding immediately prior to the Effective Time (other than shares described in Section 3 above), shall be converted into the right to receive 0.89 shares of CenterState common stock (the “Merger Consideration”), and any cash in lieu of fractional shares. CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState common stock, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState common stock to which such holder would otherwise be entitled by the average closing price of CenterState common stock as reported on the Nasdaq Stock Market for the ten consecutive trading days ending on the trading day immediately prior to the later of (i) the day on which the last required regulatory approval for consummation of the Merger is obtained without regard to any requisite waiting period, or (ii) the date on which Sunshine shareholders approve the Merger.

If the number of shares of CenterState common stock or Sunshine common stock issued and outstanding prior to the Effective Time shall be increased or decreased as a result of a stock split, stock combination, stock dividend, recapitalization or similar transaction, with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and Sunshine.

SECTION 4

STOCK-BASED AWARDS

Each valid option to purchase shares of Sunshine common stock (each, a “Sunshine Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState common stock as shall equal the product obtained by multiplying the Merger Consideration (the “Option Exchange Ratio”) by that number of shares of Sunshine common stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Sunshine Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided, however, that if the Merger Consideration is modified as a result of the application of Section 3, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

2

At the Effective Time, each share of Sunshine restricted stock outstanding immediately prior thereto shall vest in full and the restrictions thereon shall lapse, and shall be treated as issued and outstanding shares of Sunshine common stock for purposes of this Plan of Merger.

SECTION 5

MISCELLANEOUS

5.1 Further Assurances. Each party to this Plan of Merger agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Plan of Merger.

[Signatures on Following Page]

3

IN WITNESS WHEREOF, the undersigned corporations have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SUNSHINE BANCORP, INC.

By:
Andrew S. Samuel
President and Chief Executive Officer

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

4

EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

SUNSHINE BANK

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“CENTERSTATE BANK, N.A.”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (the “Agreement”) is made this 12th day of August, 2017, between CenterState Bank, N.A. (hereinafter referred to as “CenterState Bank” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and Sunshine Bank (hereinafter referred to as the “Sunshine Bank”), a federal stock savings bank, with its main office located at 102 West Baker Street, Plant City, Florida 33563. Collectively, CenterState Bank and Sunshine Bank are referred to as the “Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Sunshine Bank has approved this Agreement and authorized its execution in accordance with applicable law; and

WHEREAS, CenterState Banks, Inc. (“CenterState”), which owns all of the outstanding shares of CenterState Bank, N.A., and Sunshine Bancorp, Inc. (“Sunshine”) which owns all of the outstanding shares of Sunshine Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of Sunshine with and into CenterState, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”); and

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and Sunshine, as the sole shareholder of Sunshine Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of Sunshine Bank with and into CenterState Bank, with CenterState Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and as soon as practicable following, the closing of the HC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

1

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, Sunshine Bank shall be merged with and into CenterState Bank in the Bank Merger. CenterState Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Sunshine Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank, N.A.,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as at its legally established branches and at the banking offices of Sunshine Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of CenterState Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Sunshine Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank, and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of Sunshine Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

2

SECTION 6

CenterState Bank and Sunshine Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank and Sunshine Bank at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of Sunshine Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Sunshine Bank shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by CenterState.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association and bylaws of the Resulting Bank. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank as of the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association and bylaws of the Resulting Bank.

SECTION 10

Upon the Effective Time, the Resulting Bank shall assume the liquidation account of Sunshine Bank, as required by 12 C.F.R. 192.475(b).

SECTION 11

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank and by Sunshine, which owns all of the outstanding shares of Sunshine Bank.

SECTION 12

This Agreement is also subject to the following terms and conditions:

(a) The HC Merger shall have closed and become effective.

3

(b) The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c) The Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 13

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of CenterState Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

4

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, CenterState Bank and Sunshine Bank have entered into this Agreement as of the date and year first set forth above.

CENTERSTATE BANK, N.A.

By:
John C. Corbett
As Its: President and Chief Executive Officer

SUNSHINE BANK

By:
Andrew S. Samuel
As Its: President and Chief Executive Officer

5

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

1

EXHIBIT D

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 12th day of August, 2017, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned individual (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of August 12, 2017 (the “Merger Agreement”) by and between CenterState and Sunshine Bancorp, Inc., a Maryland corporation (“Company”), Company will merge with and into CenterState (the “Merger”), as a result of which Sunshine Bank, a federal stock savings bank and wholly owned subsidiary of Company (the “Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank”);

WHEREAS, Director is a shareholder of Company and/or the Bank and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or the Company shareholders are expected to receive significant consideration in exchange for the shares of Company common stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Company and/or the Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of Company, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for a period of twelve (12) months from the Effective Time, except for any disclosure that is required by applicable law or court order. In the event that

1

Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, Company or the Bank (each a “Protected Party”), including known actively sought prospective customers of the Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee, whether or not such employment is pursuant to a written agreement, and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or substantially similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Company and its subsidiaries, including the Bank, or the business of CenterState or its subsidiaries, including CenterState Bank, regardless of whether the data or information constitutes a Trade Secret;

2

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Company and/or any of the Bank;

(C) having value to Company and/or any of the Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState and CenterState Bank; and

(D) not generally known to competitors of Company or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from Company or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean each county in Florida where the Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.

(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a

3

change in control of CenterState. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger upon the earlier of two (2) years after the Effective Time or upon a change in control of control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3).

If to CenterState:	CenterState Banks, Inc.
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to Director:	The address of Director’s principal residence as it appears in Company’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

4. Governing Law; Venue. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida Court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida Court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

4

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

5

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

Print Name:
Address:

6

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

7

EXHIBIT E

CLAIMS LETTER

August 12, 2017

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of August 12, 2017 (the “Merger Agreement”), by and among Sunshine Bancorp, Inc. (“Company”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against Company or any of its subsidiaries in my capacity as an officer, director or employee, of Company or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement. For purposes of this letter, Company and each of its subsidiaries are individually referred to as a “Company Entity” and collectively, as the “Company Entities”.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each Company Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any Company Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

1

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Company Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any Company Entity, (B) Claims as a depositor under any deposit account with any Company Entity, (C) Claims as the holder of any Certificate of Deposit issued by any Company Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any Company Entity; (E) Claims in his or her capacity of a shareholder of Company; and (F) Claims as a holder of any check issued by any other depositor of any Company Entity;

(ii) the Claims excluded in (i) and (ii) of Section 2(a) above;

(iii) any Claims that the undersigned may have under the Merger Agreement;

(iv) any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any Company Entity, or the Merger Agreement; or

(v) any rights or Claims listed on Schedule I to this Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

2

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

j. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this letter shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section j).

3

If to CenterState:	CenterState Banks, Inc.
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to the Shareholder:	At the address of the Director set forth below the signature of the Director on the signature page of this Agreement.

[Signature Page Follows]

4

Sincerely,

Signature of Officer or Director

Print Name of Officer or Director

Address:

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this             day of             , 2017.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

5

Schedule I

Additional Excluded Claims

6